Exhibit 10.13

Confidential

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

Master Services Agreement

This Master Services Agreement (“Agreement”), dated as of February 21, 2012  (the “Effective Date”), is entered into by and between Agenus Inc., a Delaware corporation, having an address at 3 Forbes Road, Lexington, MA 02421 (“Agenus”) and OvaScience, Inc., a Delaware corporation, having an address at 800 Boylston Street, Suite 1555, Boston, MA 02119 (“Client”), (each singularly a “Party” and collectively the “Parties”).

WHEREAS, Client desires that Agenus perform certain Services (as defined below);

WHEREAS, Agenus desires to perform such Services on Client’s behalf;

WHEREAS, Client and Agenus intend this Agreement to constitute a master agreement under which such Services will be performed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.              Projects; Performance.

1.1                               General.  Client and Agenus may, from time to time, agree upon one or more projects for the performance of services (the “Services”) by Agenus on behalf of Client under this Agreement (“Projects”).  For each Project, Client and Agenus shall agree in writing upon a description of any applicable scope of work, specifications, payment terms and any other additional information agreed to by the Parties (“Work Order”) for the services to be performed by Agenus for such Project.  Each Work Order shall be attached as Exhibit A and sequentially numbered with the first Work Order attached as Exhibit A-1, the second attached as Exhibit A-2, and so on.  Each Work Order shall be deemed a part hereof.  In the event of any conflict between a Work Order and the provisions of this Agreement, the provisions of this Agreement shall prevail.  Agenus may use or retain any other person or entity to perform the Services without Client’s prior written consent; provided, however, that Agenus shall nonetheless remain fully responsible for all of its obligations hereunder and shall ensure that such other person or entity abides by all applicable provisions of this Agreement.

1.2                               Modifications.  Any modification to a Work Order shall be effective only if in writing and signed by both Parties, which writing shall detail the agreed changes to the Services to be performed and any changes to the costs or timelines thereunder.

2.                                      Compensation, Payment.

2.1                               Compensation.  In exchange for the performance of the Services, Client shall pay to Agenus compensation in accordance with the provisions of the applicable Work Order.  In addition, to the extent set forth in the applicable Work Order or otherwise pre-approved by the Client in writing, the Client shall reimburse Agenus for out-of-pocket expenses incurred by Agenus in the performance of the Services.

2.2                               Payments.  Unless otherwise expressly set forth in the applicable Work Order, all payments owing under the Agreement shall be made in U.S. dollars within [**] days of receipt of invoice in accordance with Agenus’ banking or wiring instructions, as applicable.

3.                                      Regulatory Compliance; Inspections; Records.

3.1       General.  Agenus represents that the Services will be conducted in a professional and workmanlike manner, in compliance with all applicable laws, rules and regulations, and in accordance with the provisions of this Agreement and the applicable Work Order.

3.2       Regulatory Inquiries and Audits.  Each Party acknowledges that the other Party may respond independently to any regulatory correspondence or inquiry in which such Party is named. However, each Party shall:

(a)                                 notify the other Party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any Project of Client in which Agenus is providing Services, including, but not limited to, inspections of investigational sites or laboratories;

(b)                                 forward to the other Party copies of any correspondence from any regulatory or governmental agency relating to such Project; and

(c)                                  obtain the written consent of the other Party, which consent will not be unreasonably withheld, before referring to the other Party in any regulatory correspondence.

Where reasonably practicable, each Party will be given the opportunity to have a representative present during a FDA or regulatory inspection of facilities relating to any such Project.  However, each Party acknowledges that it may not direct the manner in which the other Party fulfills its obligations to permit inspection by governmental entities.

3.3       Agenus Inspection. During the Term of this Agreement, Agenus will permit Client’s representatives (unless such representatives are competitors of Agenus) to examine or audit the work performed hereunder and the facilities at which the work is conducted, [**] per year upon reasonable advance notice during regular business hours, to determine that the Services are being conducted in accordance with the agreed upon tasks and that the facilities are adequate.  Client agrees that prior to any such representative entering the Agenus premises, such representatives must agree to be bound by confidentiality agreements at least as protective of Agenus’ Confidential Information as the provisions of this Agreement.

4.                                      Performance Standards; Cooperation; Delays; Disclosure of Hazards

Agenus shall deliver to Client the deliverables set forth in each applicable Work Order.  Agenus shall use reasonable endeavors consistent with industry standards to successfully complete such Services in accordance with this Agreement.  Client shall notify Agenus if any deliverable is not completed in accordance with this Agreement.  Client shall forward to Agenus in a timely manner all data and information in Client’s possession or control necessary for Agenus to conduct the Services.  Agenus shall not be liable to Client nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Client’s failure to provide documents, materials or information or to otherwise cooperate with Agenus in order for Agenus to timely and properly perform its obligations. Client acknowledges that, if it materially delays or suspends performance of the Services, then Client shall continue to be responsible for the monthly fixed cost payments, if any, set forth in the applicable Work Order; provided that, in the case of such delay or suspension by Client, the Parties may by mutual written agreement permit Agenus to temporarily re-allocate certain resources otherwise required for the Services in exchange for a reduction in such monthly fixed cost payments during the period of delay or suspension, provided, however, that for the avoidance of doubt, in no event will any Work Order be extended unless mutually agreed in writing between the Parties. Client shall provide Agenus with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Agenus by Client and Client shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

5.                                      Term and Termination.

5.1                               Term.  Unless sooner terminated in accordance with this Article 5, the Term of this Agreement shall commence on the Effective Date and shall continue until the expiration or termination of the last Work Order to expire or terminate according to the terms of this Article 5 or the applicable Work Order (the “Term”).  Notwithstanding the foregoing, this Agreement may be extended by mutual written agreement of both Parties.

5.2                               Termination By Client.  Client shall have the right to terminate a Project (or a portion of the Services for a Project) or this Agreement for reasons other than material breach of Agenus upon sixty (60) days prior written notice to Agenus (or ninety (90) days prior written notice in the event that at the time of such notice Agenus is in the process of manufacturing of any clinical materials for OvaScience) and upon the written election of Client, Agenus shall thereafter cease providing Services to Client.

5.3                               Termination For Breach.  Each Party shall have the right to terminate a Project or this Agreement in the event that the other Party commits a material breach of its obligations under this Agreement and fails to cure such breach within [**] days after receiving written notice thereof.

5.4       Termination on Bankruptcy. A Party shall have the right to terminate this Agreement, and any Work Orders then in effect, upon the occurrence of any one or more of the following events:  (a) the institution of any proceeding by the other Party under any bankruptcy, insolvency, or moratorium law; (b) any assignment by the other Party of substantially all of its assets for the benefit of creditors; or (c) placement of the other Party’s assets in the hands of a trustee or a receiver unless the  receivership or trust is dissolved within thirty (30) days thereafter. Each Party must inform the other Party of its intention to file a voluntary petition in bankruptcy or of another’s intention to file an involuntary petition in bankruptcy, such notice to be received at least thirty (30) days prior to the petition filing.

5.5                               Effect of Termination or Expiration.  Expiration or termination of a Project or this Agreement shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.  Upon expiration or termination of this Agreement, the rights and obligations of the Parties under Articles 6, 7, 8, and 9, and Sections 5.5, 11.8, 11.12 and 11.13 shall survive and payment obligations accruing prior to the date of termination shall survive until fulfilled.  In addition to the foregoing, in the event of early termination of the Agreement or any Work Order: (a) by Client pursuant to Section 5.2 or by Agenus pursuant to Section 5.3 or 5.4, Client shall pay Agenus for reasonable, non-cancelable costs and expenses incurred or committed by Agenus, and (b) Client shall pay Agenus for reasonable time spent by Agenus employees or agents incurred to complete activities associated with the termination and close out of the Project or Services, and fulfillment of regulatory obligations through the date of termination, to the extent not otherwise payable under the applicable budget Work Order, which costs and expenses set forth in the foregoing clauses (a) and (b) Agenus shall use reasonable efforts to minimize (collectively “Close Out Expenses”). In addition, (i) in the event of such termination by Client pursuant to Section 5.2 or by Agenus pursuant to Section 5.3 or 5.4, Client shall pay Agenus a cancellation fee equal to [**] percent ([**]%) of the unpaid monthly fixed cost payments remaining as of the effective date of termination, if any, in the applicable Work Order(s), and (ii) Agenus shall have the right to retain any deposit payments made pursuant to applicable Work Order(s), , provided that in the event that Client terminates this Agreement pursuant to Section 5.2 due to Client’s Scientific Advisory Board (the “SAB”) determining not to proceed with, or to terminate, the clinical trial contemplated in Work Order #1 for good scientific reasons (as determined by the SAB), Agenus shall refund [**]% of the deposit under Work Order #1 to Client , or apply such [**]% amount to any outstanding payments otherwise owing to Agenus under the Agreement.

6.              Confidential Information.

Each Party agrees that it continues to be bound by the terms of that certain Confidentiality Agreement dated September 26, 2011 between the Parties (the “Confidentiality Agreement”), attached hereto as Exhibit B and incorporated herein, with respect to any Proprietary Information (as defined in the Confidentiality Agreement) of the other Party received by it hereunder.  The Parties hereby agree that all information, data and results generated by Agenus on behalf of Client in the direct performance of the Services shall be considered the Confidential Information of Client and, with respect to such information, data and results, Client shall be considered the Disclosing Party (as defined in the Confidentiality Agreement).

7.              Proprietary Property.

Agenus acknowledges and agrees that all Proprietary Property (as hereinafter defined) is and shall remain the property of Client or the third party entrusting any Confidential Information to Company.  As used in this Agreement, “Proprietary Property” shall mean any and all materials, inventions, developments, data, and discoveries (whether or not patentable, copyrightable, or entitled to or eligible for other forms of legal protection) generated on behalf of Client in the course of Agenus’ provision of the Services and directly relating to the OvaScience Augment IVF process.  For the avoidance of doubt, the Parties acknowledge and agree that any information, data or inventions made by Agenus prior to the Effective Date or outside the scope of the Services and without any use of Proprietary Property or Client Equipment (as defined in Section 11.13 below) shall remain the property of Agenus and are outside the scope of this Agreement.  In addition and notwithstanding the foregoing, Client acknowledges and agrees that Agenus may use confidential or proprietary methods, know-how, logistical expertise, concepts, techniques, inventions, routines, procedures, process models, program organization, work approaches and data base structuring techniques (“Relevant Pre-Existing Property”) that have been previously developed or acquired by Agenus, and may make improvements to any of the foregoing.  Client further acknowledges and agrees that any such Relevant Pre-Existing Property and any improvements made thereto are the sole and exclusive property of Agenus and shall not constitute Proprietary Property.  Client further acknowledges and agrees that Agenus may continue to use such relevant Pre-Existing Property and any improvements thereto for Agenus’ own business purposes, provided that, Client shall have, and Agenus hereby grants to Client, a perpetual, royalty-free, non-exclusive right and license, with the right to sublicense (other than to a Competitor of Agenus or any of its subsidiaries), to use any Relevant Pre-Existing Property and improvements thereto that are (i) incorporated into any Proprietary Property, or (ii) otherwise necessary for Client or a third party vendor or licensee of Client to perform processes or services relating to the Augment IVF process that are the same as or similar to those provided to Client under any applicable Work Order.   As used herein, “Competitor” shall mean any third party developing a product that competes with any products or product candidates of Agenus or any of its subsidiaries (including without limitation the Prophage Series vaccines, HerpV, or QS-21), including without limitation, any third party developing or supporting the development of any immunotherapeutic vaccines.

8.              Indemnification and Insurance.

8.1       Indemnification by Client.  Client shall indemnify, hold harmless and defend Agenus, its Affiliates, and their respective officers, directors, employees and agents

(“Agenus Indemnitees”) from and against any liability, loss, damage and expense (including reasonable attorney’s fees and court costs) incurred by or imposed upon Agenus Indemnitees in connection with any third party claim, suit, action, demand or judgment relating to or arising from or in connection with the Agreement, any Work Order or the Services contemplated herein, provided, however, that Client’s indemnification under this Section 8.1 shall not apply to any liability, loss, damage, or expense to the extent that it is directly attributable to the gross negligence or willful misconduct of Agenus.  As used in this Agreement, “Affiliates” is defined as a party that directly or indirectly controls, or is controlled by, or is under common control, with the Party specified.

8.2       Indemnification by Agenus.  Agenus shall indemnify, defend and hold harmless Client, its officers, directors, employees and agents (“Client Indemnitees”) from and against any liability, loss, damage and expense (including reasonable attorney’s fees and court costs) incurred by or imposed upon Client Indemnitees in connection with any third party claim, suit, action, demand or judgment arising out of the gross negligence or willful misconduct of Agenus; provided, however, that Agenus’s indemnification under this Section 8.2 shall not apply to any liability, loss, damage, or expense for which Client has indemnity obligations to Agenus under Section 8.1 above.

8.3       Procedure.  Any Agenus Indemnitee or Client Indemnitee seeking indemnification under Section 8.1 or Section 8.2 shall provide the indemnifying Party with prompt written notice of any claim, demand, suit, action or judgment for which indemnification is sought under this Agreement.  An indemnified party’s failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any such action, if prejudicial to the indemnifying Party’s ability to defend such action, shall relieve the indemnifying Party of any liability to the indemnified party under this Article 8. The indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified party to defend against any such claim.  The indemnified party shall cooperate fully with indemnifying Party in such defense and will permit the indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement); provided, however, that any indemnified party shall have the right to retain its own counsel, at the expense of the indemnifying Party, if representation of such indemnified party by the counsel retained by the indemnifying Party would be inappropriate because of actual or potential conflicts in the interests of such indemnified party and any other party represented by the counsel retained by the indemnifying Party.  The indemnifying Party agrees to keep the indemnified parties informed of the progress in the defense and disposition of such claim and to consult with the indemnified parties with regard to any proposed settlement.  The indemnification under this Article 8 shall not apply to amounts paid in settlement of any liability, claim, lawsuit, loss, demand, damage, cost or expense if such settlement is effected without the consent of the indemnifying Party.

8.4       Insurance.  Each Party shall secure and maintain in full force and effect throughout the Term policies of insurance for worker’s compensation, general liability, and automobile liability having policy limits, deductibles and other terms appropriate to the conduct their business.

9.              Limitation of Liability

9.1       IT IS AGREED BY THE PARTIES THAT NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

9.2       IN NO EVENT SHALL THE COLLECTIVE, AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE AND TORT LIABILITY) OF AGENUS AND ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS AND AGENTS EXCEED ONE AND ONE-HALF (1.5) TIMES THE AMOUNT OF FEES ACTUALLY PAID FROM CLIENT TO AGENUS UNDER THE APPLICALE WORK ORDER.

10.       Representations; Disclaimer of Warranties.

10.1                        By Agenus.

(a)                                 Agenus represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of Delaware, USA. Agenus has all requisite corporate power to operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  Agenus has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement;

(b)                                 Agenus represents and warrants that the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Agenus corporate action.  The performance by Agenus of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party;  and

(c)                                  Agenus warrants that any product delivered to Client pursuant to this Agreement will at the time of such delivery not be adulterated or misbranded within the meaning of the United States Federal Food, Drug, and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration or misbranding are substantially the same as those contained in the United States Federal Food, Drug, and Cosmetic Act, as such Act and such law as are constituted and effective at the time of delivery and will not be an article which may not, under provisions of Sections 404, 505 of 512 of such Act, be introduced in interstate commerce.

Agenus represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of products and performance of services.  AGENUS MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO PRODUCTS OR SERVICES.  ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY AGENUS.  IT IS THE SOLE RESPONSIBILITY OF CLIENT TO DETERMINE THE SUITABILITY OF ANY PRODUCTS OR SERVICES DELIVERED BY AGENUS FOR ANY INTENDED USE.

10.2                        By Client.

(a)                                 Client represents and warrants that Client is a corporation duly organized, validly existing and in good standing under the laws of Delaware, USA.  Client has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  Client has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement; and

(b)                                 Client represents and warrants that the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Client corporate action.  The performance by Client of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

11.       Miscellaneous.

11.1                        Counterparts.  This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.2                        Force Majeure.  Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party including, without limitation, fire, acts of God, explosion, flood, war, terrorism, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.3                        Assignment.  This Agreement may be assigned by either Party to an Affiliate or in connection with the transfer or sale of all or substantially all of a portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction.  Any other assignment by a Party shall require the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Any purported assignment or attempt to assign, or any delegation or attempt to delegate, in violation of this Section 11.3 shall be void and without effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

11.4                        Independent Contractors.  Client and Agenus shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership.  Neither Party shall have the authority to contract or incur expenses on behalf of the other.  The employees of Agenus shall not be deemed to be employees of Client.

11.5                        Publicity.  The Parties have agreed on the pre-cleared content for public disclosure (as described in more detail on Exhibit C attached hereto and incorporated herein) for use by one or both of the Parties.  Except for such content, neither Party shall issue any press releases or public disclosure relating to this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided, however, that (i) a Party may, without the prior consent of the other Party, issue such press release or public disclosure as may be required by applicable laws, rules and regulations (including any applicable securities laws or regulations and any applicable rules and regulations of securities exchanges and Nasdaq) and (ii) once any press release or other public disclosure is approved for disclosure by the Parties, either Party hereto may make a subsequent public disclosure of the contents of such approved press release or other public disclosure.

11.6                        Each Party consents to the use by the other Party of such Party’s name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of the relationship between the Parties, and does not disclose any financial terms of the Agreement without the prior written consent of the other Party, unless required by applicable laws, rules or regulations.

11.7                        Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) on the next business day after timely delivery to an overnight courier (postage prepaid), or (c) on the third business day after deposit in the United States mail (certified or registered mail return receipt requested, postage prepaid), as follows:

If to Client:

OvaScience, Inc.

800 Boylston Street, Suite 1555

Boston, MA 02119

Attn:  President

If to Agenus:                                                                        Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Attn: VP Manufacturing & Process Analytical Technology

With a copy to:                                                          Legal Department

Either Party may change its designated address by notice to the other Party in the manner provided in this Section.

11.8                        Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

11.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.

11.10                 Entirety; Amendment.  This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written and oral communications between the Parties with respect to the subject matter hereof.  Unless expressly stated otherwise in a particular Work Order, in the event of a discrepancy between this Agreement and a Work Order, the Agreement shall govern.  No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

11.11                 Waiver.   The failure of any party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

11.12                 Massachusetts Information Security Regulations Compliance. Massachusetts Information Security Regulations, 201 Code of Mass. Regs. 17.00 et seq. (the “IS Regulations”) mandate procedures to safeguard the “Personal Information,” as defined in the IS Regulations, of Massachusetts residents. Because Agenus may have access to the Personal Information of Client’s employees, contractors, business associates, or customers who are Massachusetts residents (“Protected Information”), the IS Regulations require Agenus to certify compliance with the IS Regulations. Accordingly, Agenus agrees that, as long as Agenus has access to or maintains copies of Protected Information Agenus will: (a) comply with the IS Regulations with respect to the Protected Information, (b) promptly notify Client of any suspected or actual data breach involving Protected Information, and (c) cooperate with Client to investigate and remediate any suspected or actual data breach involving Protected Information.

11.13                 Non-solicitation. During the Term of this Agreement and for [**] months thereafter, Client will not directly or indirectly solicit or hire any employee of Agenus without Agenus prior written consent.

11.14                 FACS Instrument and Other Client Equipment.  The Parties each acknowledge and agree that the Becton Dickinson FACS Instrument purchased by Client and provided by Client to Agenus for use in providing the Services under Work Oder #1 and any other equipment purchased by Client pursuant to an applicable Work Order (collectively, the “Client Equipment”) and all right, title, and interest thereto is and will at all times be owned solely and exclusively by Client, and Agenus does not own or hold any right, title, or interest in, and may not transfer or pledge any right, title, or interest in the Client Equipment. Agenus agrees to permit Client to mark the Client Equipment with Client’s name, and Agenus agrees not to represent to any person or entity that Agenus owns or has any interest in the Client Equipment, provided that any failure to mark the Client Equipment or notify any person or entity shall not affect Client’s sole and exclusive ownership rights in the Client Equipment. Agenus’s possession of the Client Equipment is solely for the purpose of Agenus’s performance of its obligations under this Agreement.  Upon termination of the Services requiring Agenus’ use of the Client Equipment, Client may elect at any time to remove the Client Equipment, and shall be granted reasonable access to Agenus’s premises for the purpose of such removal at a reasonable and mutually agreeable time.  Agenus shall provide reasonable assistance with such removal at Agenus’ standard FTE rates. Agenus hereby agrees not to assert, and hereby waives, any and all claims that it may have or acquire against the Client Equipment, including without limitation any mechanics lien or similar lien that may arise under applicable law or otherwise, and any right of indemnity, recoupment, setoff, or deduction against the Client Equipment or the value thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Agenus Inc.		OvaScience, Inc.

By:	/s/ Stephen Monks	By:	/s/ Chris Bleck

Typed Name:	Stephen Monks	Typed Name:	Chris Bleck

Title:	VP Manufacturing & PAT	Title:	Chief Operating Officer

EXHIBIT A-1

WORK ORDER # 1

This Work Order (“Work Order”), effective the        day of February 2012 (the “Effective Date”), is between OvaScience and Agenus and is subject to the terms of the Master Services Agreement between the Parties of even date herewith (the “Agreement”). Pursuant to the Agreement, Agenus has agreed to perform certain services in accordance with written Work Orders, such as this one, entered into from time-to-time describing such services.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

WHEREAS, upon the Effective Date of this Work Order, the Parties have agreed to execute this Work Order to describe the terms and conditions under which Agenus shall provide certain Services to OvaScience.

NOW THEREFORE, Agenus and OvaScience, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.              Work Order. This document constitutes a Work Order under the Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Agreement.

2.              Services.                         AGENUS shall provide the Services as more fully described in Schedule 1 attached hereto.

3.              Budget.                              The Parties will agree upon a mutually agreeable budget and overage requiring OvaScience’s consent.

4.              Payment Terms and Schedule.   Services shall be provided in three stages, Stage 1 (Start Up), Stage 2 (Development), and Stage 3 (Production) activities.

(i) Stages 1 and 2 activities will be charged on an hourly basis, invoiced at a rate of $[**]/hr per FTE. Travel and other non-labor expenses will be invoiced to OvaScience on a pass through basis and are not included in the hourly rates.

(ii) During Stages 1 and 2, facility access fees will be charged at $[**]/month.

(iii) Stage 3 constitutes 3 major manufacturing steps:

A: Vitrification or slow freezing of tissue

B: Isolation of cells by FACS and characterization

C: Mitochondrial Isolation and characterization

OvaScience has advised Agenus that it anticipates enrolling [**] patients over a [**] month period.  Stage 3 payments will be made on a monthly basis starting in the month the first clinical batch is delivered and shall consist of $[**] fixed cost/month and a per batch cost of $[**]. This pricing is fixed for the initial term of this Work Order.  In the event the Parties agree to extend the Work

Order beyond the initial term, the Parties will agree upon an appropriate adjustment to such costing.

The fixed monthly fee covers in house operations, facility, staffing, overhead, dedicated or as needed use of the existing operational production suite (identified in Facility Plan Schedule 1-B) for both development and manufacturing, an in-place operational BSC, in-place centrifuge and refrigerator, use of shipping and receiving areas, materials warehouse, quality control laboratory etc., and required cleaning of the production suite.

(iv)  The Parties acknowledge that Schedule 1-C sets forth the existing Agenus Equipment to be used in the Services under this Work Order, as well as certain OvaScience Equipment to be purchased directly by OvaScience.  Materials, supplies, equipment, metrology and PM programs provided by Agenus, and external logistics activities will be charged on a pass through basis and invoiced at cost + [**]%.  The Parties agree that OvaScience will be wholly responsible for purchase of the FACS, the required enclosure and if required, the Liquid Nitrogen cryogenic storage unit. The purchase cost of any equipment to be purchased directly by OvaScience is not included in pass through or other costs.  Unless otherwise specified herein, costs will be invoiced on a monthly basis.

5.              Deposit.  Within [**] business days of execution of the Agreement, OvaScience shall pay to Agenus a deposit (the “Deposit”) in the amount of $[**] (USD) which Deposit shall be held and applied to the final invoice(s) and, if needed, decommissioning costs.  Upon completion or termination of this Work Order, any amounts due to the other Party shall be paid within [**] days.

6.              Term. The term of this Work Order shall commence on the date of execution and unless earlier terminated or extended in accordance with the Agreement or written agreement of the Parties, shall continue for a period of eighteen months.  Notwithstanding the foregoing, subject to Agenus acceptably [**] its [**] at [**], Agenus will agree to extend the term to 24 months, provided that the Parties can agree on pricing terms for the additional 6 month period.    Notwithstanding the foregoing, the Parties acknowledge the potential mutual benefits of a longer term relationship between the Parties.  Accordingly, in the event the Parties are otherwise in compliance with the Agreement, then no later than 3 months prior to the termination of the initial Term, they will meet to discuss the potential of extending this Work Order or entering into one or more additional Work Orders.

7.              Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each Party to the other.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

OvaScience, Inc.			Agenus Inc

By:	/s/ Chris Bleck	By:	/s/ Stephen Monks

Name:	Chris Bleck	Name:	Stephen Monks

Title:	Chief Operating Officer	Title:	VP Manufacturing & PAT

Date:	2/17/2012	Date:	2/21/2012

Schedule 1

DESCRIPTION OF SERVICES

Development and Operational support of OvaScience Augment IVF program

Description of Services.  Agenus will conduct an in depth evaluation of the OvaScience AUGMENT technology, and subsequently assist OvaScience with the evaluation, design and implementation of a means of operationally supporting the development and clinical program.  The services will occur in three stages as described below; progression to each successive stage will be based upon the merits of the evaluation to date and approval from OvaScience, such approval not to be unreasonably withheld or delayed.  Client shall also have a right to have its representatives present at Agenus’ facility from time to time as reasonably requested by Client during installation of Client Equipment and during Stages 2 through the first [**] batches of clinical manufacturing under Stage 3 in order for Client to observe set-up, implementation and performance of processes to be conducted by Agenus as part of the Services, and to access the Client Equipment (as defined in Section 11.13 below), during specified mutually agreeable time, and provided that such activities do not unreasonably interfere with Agenus’ business, and provided further that prior to any such representative entering the Agenus premises, such representatives must agree to be bound by confidentiality agreements at least as protective of Agenus’ Confidential Information as the provisions of this Agreement and comply with all Agenus SOPs and all applicable laws, rules and regulations with respect to the facility.  Agenus shall have no liability for or to such OvaScience representatives at the Agenus facility.

Stage 1: Review & Startup Activities.  The purpose of Stage 1 is to assess & define the developmental pathway.  In collaboration with OvaScience, Agenus will conduct a detailed review of currently available information including, but not limited to, OvaScience processes, documentation and any on-going development efforts.  As required, startup activities will include, but may not be limited to an overall process review and gap analysis, the generation of draft documentation covering logistics, materials, equipment, manufacturing, quality control and quality assurance.  Activities will also include the generation of a project specific bill of materials (BOM), the generation of item and release specifications and entry of these into materials management & quality programs.  Additional activities may be agreed to by the Parties.  Startup Costing is $[**]/hr per FTE.

OvaScience will use its best efforts to assist Agenus in obtaining access to the current academic site and staff operating the process as this would be highly beneficial.

Stage 2: Development.  The development phase will be directed at generating a robust and reproducible process at Agenus aligned with the controlling source documentation deriving from Stage 1.  Development will include, but may not be limited to the following — a review of the current facility design and parameters, and based on OvaScience requirements, the design, management and implementation of any required modifications to the Agenus facility to accommodate OvaScience equipment or modifications to align with compliance standards*.  Any needed facility modifications will be assessed and require agreement between the Parties.  All costs associated with required modifications would be borne by OvaScience.  Also included in the development phase will be the specification, procurement and installation of any required equipment at OvaScience’s expense.  Additional services will include required management of reagent generation, characterization and aligned documentation for required reagents including enzymes and monoclonal antibodies.  Development will also entail staff training, manufacturing process development and aligned analytical development.  OvaScience will provide for training of Agenus staff on the operation of the FACS & aligned instrumentation by the vendor.  Agenus will develop working documentation, procedures etc. across the following areas based on documents/discussion and work directed developmental efforts to outline all required CMC Program deliverables including those related to Facility, Materials & Materials Logistics, Manufacture, Quality Control and Product Logistics, and collaborate with OvaScience on the development of risks evaluation and management/mitigation plans.  Additional activities may be agreed to by the Parties.  Costing is $[**]/hr per FTE plus pass through costs.

Stage 3:  Operational Deployment. Agenus will deploy staffing to support the batch manufacturing requirements and aligned related internal activities for the OvaScience clinical program manufacturing.

*Facility Modifications:  Should modification to the existing Agenus facility to accommodate OvaScience equipment (FACS system and Aligned equipment) be required, such modifications will be managed by the Agenus facilities department; management is to be invoiced at $[**]/hr per FTE.  The Agenus facilities department will manage the generation of a Budget and timeline for the required facility modifications.   Prior to start of the facility modification, Agenus will solicit bids from our known contractors and OvaScience will be charged [**]% of the actual cost (“Amount Owing”) in two installments: (i) [**] percent ([**]%) of the estimated budget prior to construction beginning, and (ii) the balance of the Amount Owing at completion. Prior to the work being conducted by Agenus or known contractor, Agenus will review the scope of work and cost, and get written approval by OvaScience, such approval not to be unreasonably withheld or delayed.

Following detailed engineering review, if the heat load added by the operational FACS & shroud system exceeds the capacity of the current room HVAC system, additional HEPA filtered air may need to be added to maintain the suite temperature within an acceptable range.  Existing ductwork above the suite many carry sufficient air for this purpose and additional ducting from this supply into the room may be needed.  Additional cost will be involved should this be necessary. A budget agreed to between the parties will be generated if needed

If/when OvaScience no longer requires the dedication of space at Agenus’ facility — OvaScience will bear the responsibility for costs associated with decommissioning of the processing suite and, at Agenus option, return the suite to the original as-built condition.  Prior to the work being conducted by Agenus or known contractor, Agenus will review the scope of work and cost, and get written approval by OvaScience, such approval not to be unreasonably withheld or delayed.

Schedule 1- B

Facility & Contemplated Space

Agenus will provide for laboratory space for OvaScience. The proposed area is indicated below.  Also indicated are the provision for as needed use of the wider cGMP Manufacturing Suite to be utilized for materials & Buffer preparation and also use of required QC lab to facilitate product testing and release. Agenus will provide as needed use of loading dock and incoming materials, and materials warehouse.  This is located on the first floor of the facility.  Additional suitable space is available at the current site and the final location of the processing suite will be determined by Agenus.

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Schedule 1- C

EQUIPMENT

List of Agenus Equipment to be housed in Agenus facility dedicated to OvaScience.

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List of Agenus Equipment available in QC areas

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List of Agenus Equipment available in Manufacturing Support areas

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List of OvaScience Equipment to be purchased by OvaScience

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EXHIBIT B

CONFIDENTIALITY AGREEMENT

[Form of Two-Way for Use with Entities]

CONFIDENTIALITY AGREEMENT

Agreement dated September 26, 2011 (the “Effective Dte”), between OvaScience, Inc., a Delaware corporation (the “Company”), and Agenus Inc, a Delaware corporation with offices at 3 Forbes Road, Lexington, MA 02421 (“Agenus”).

1.                                      Background. The Company and Agenus (the “parties”) intend to engage in discussions and negotiations concerning the possible establishment of a business relationship between them, In the course of such discussions and negotiations and in the course of any such business relationship, it is anticipated that each party will disclose or deliver to the other party and to the other party’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants,consultants, bankers, financial advisors and members of advisory boards) (collectively, “Representatives”) certain of its trade secrets or confidential or proprietary information for the purposes of enabling the other party to evaluate the feasibility of such business relationship and to perform its obligations and exercise its rights under any such business relationship that is agreed to between the parties (the “Purposes”). The parties have entered into this Agreement in order to assure the confidentiality of such trade secrets and confidential or proprietary information in accordance with the terms of this Agreement. As used in this Agreement, the party disclosing Proprietary Information (as defined below) is referred to as the “Disclosing Party”; the party receiving such Proprietary Information is referred to as the “Recipient”.

2.                                      Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary infomation is disclosed by the Disclosing Party to the Recipient. Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an apporpriate letter, proprietary stamp or legend, shall constitute Proprietary Information if (i)it would be apparent to a reasonable person, familiar with the Disclosing Party’s business and the industry in which it operates, that such infomation is of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party or if (ii) the Disclosing Party, within 30 days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such oral, visual or written disclosure and the names of the Representatives of the Recipient to whom such disclosure was made. In addition, the term “Proprietary Infomation” shall be deemed to include: (a) any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the Recipient or its Representatives which contain, reflect or are based upon, in whole or in part, any Proprietary Information furnished to the Recipient or its Representatives pursuant hereto; and (b) the existence or status of, and any information concerning, the discussions between the parties concerning the possible establishment of a business relationship.

3.                                      Scope of Agreement. This Agreement shall apply to all Proprietary Information disclosed between the parties hereto.

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4.                                      Use and Disclosure of Proprietary Information.  The Recipient and its Representatives shall use the Proprietary Information of the Disclosing Party only for the Purposes and such Proprietary Information shall not be used for any other purpose without the prior written consent of the Disclosing Party. The Recipient and its Representatives shall hold in confidence, and shall not disclose any Proprietary Information of the Disclosing Party; provided, however, that (i) the Recipient may make any disclosure of such information to which the Disclosing Party gives its prior written consent; (ii) any of the Proprietary Information may be disclosed by the Recipient to its Representatives who need to know such information in connection with the Purposes, or prospective investors, lenders or acquirors as part of their due diligence investigations, and who are obligated to maintain the confidential nature of such Proprietary Information at least to the same extent as the Recipient is obligated here under; and (iii) allow Recipient and its Representatives to reproduce the Proprietary Information only to the extent necessary to effect the Purpose, with all such reproductions being considered Proprietary Information.. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit the Recipient from Disclosing Proprietary Information of the Disclosing Party to the extent required in order for the Recipient to comply with applicable laws and regulations, provided that the Recipient provides prior written notice of such required disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such Disclosure.

5.                                      Limitation on Obligations.  The obligations of the Recipient specified in Section 4 shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information:

(a)                                 is generally known to the public at the time of disclosure or becomes generally known without the Recipient or its Representatives violating this Agreement;

(b)                                 becomes known to the Recipient through disclosure by sources other than the Disclosing Party without such sources violating and confidentiality obligations to the Disclosing Party; or

(c)                                  is independently developed by the Recipient without reference or access to or reliance upon the Disclosing Party’s Proprietary Information.

6.                                      Ownership of Proprietary Information. The Recipient agrees that it shall not receive any right, title or interest in, or any license or right to use, the Disclosing Party’s Proprietary Information or any patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise. Each of the parties hereto represents, warrants and covenants that the trade secrets which it discloses to the other party pursuant to this Agreement have not been stolen, appropriated, obtained or converted without authorization.

7.                                      Term and Termination of the Agreement/Return of Proprietary Information. Unless earlier terminated by either party upon written notice, this Agreement shall be effective for a period of five (5) years from the Effective Date, provided however, the obligations set forth in this Agreement shall remain in effect for a period of five (5) years after expiration or termination. Upon expiration or termination of the Agreement, or earlier upon the request of the Disclosing Party, the Recipient shall return to the Disclosing Party all Proprietary Information

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received by the Recipient or its Representatives from the Disclosing Party (and all copies and reproductions thereof). In addition, the Recipient shall destroy: (i) any notes, reports or other documents prepared by the Recipient which contain Proprietary Information of the Disclosing Party; and (ii) any proprietary information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party. Alternatively, upon written request of the Disclosing Party,  the Recipient shall destroy all proprietary Information received by the Recipient or its Representatives from the Disclosing Party (and all copies and reproduction thereof) and any notes, reports or other documents prepared by the Recipient which contain Proprietary Information of the Disclosing Party. Notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder. The Recipient may retain one copy of the Disclosing Party’s Proprietary Information for purposes of monitoring its obligations under this Agreement only.

8                                         Miscellaneous.

(a)                                 This Agreement supersedes all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties.

(b)                                 This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

(c)                                  This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

(d)                                 The provisions of this Agreement are necessary for the protection of the business and goodwill of the parties and are considered by the parties to be reasonable for such purpose. The Recipient agrees that any breach of this Agreement will cause the Disclosing Party substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to specific performance and other injunctive and equitable relief.

(e)                                  For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

[Reminder of Page Intentionally Left Blank]

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EXECUTED as a sealed instrument as of the day and year first set forth above.

OVASCIENCE, INC.

By:	/s/ Michelle Dipp
Name:	Michelle Dipp
Title:	CEO

AGENUS INC.

By:	/s/ Karen H. Valentine
Name:	Karen H. Valentine
Title:	VP and General Counsel

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EXHIBIT C

Pre-approved Content

Due to its expertise in the development, manufacture and handling of autologous products, OvaSciences has selected Agenus Inc. to conduct critical contract research, development and manufacturing services at its GMP facility in Lexington, MA.

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